Exhibit 10

2009 RESTATEMENT OF

ENERGIZER HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

ARTICLE IX Amendment and Termination		19

ARTICLE X General Provisions		20
10.1	Non-Alienation of Benefits	20
10.2	Contractual Right to Benefits Funding	20
10.3	Indemnification and Exculpation	21
10.4	No Employment Agreement	21
10.5	Claims and Appeals Procedures	21
10.6	Disability Claims and Appeals Procedures	22
10.7	Limitation of Action and Choice of Venue	24
10.8	Successor to Company	24
10.9	Severability	24
10.10	Transfer Among Affiliates	24
10.11	Entire Plan	24
10.12	Payee Not Competent	24
10.13	Tax Withholding	25
10.14	Governing Law	25
10.15	Compliance with Code Section 409A	25

- ii -

2009 RESTATEMENT OF
ENERGIZER HOLDINGS, INC.
DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1 Name of Plan/Purpose.

     ENERGIZER HOLDINGS, INC. (“Company”) established the ENERGIZER HOLDINGS, INC. DEFERRED COMPENSATION PLAN (“Grandfathered Plan”), effective as of April 1, 2000, to provide, in part, certain eligible employees and Directors of the Company and its Subsidiaries the opportunity to defer elements of their compensation or fees and to receive the benefit of additions to their deferrals. The Company amended and completely restated the Grandfathered Plan effective as of November 1, 2003.

     In connection with complying with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the portion of each Participant’s Account that was earned and vested as of December 31, 2004, was frozen, except for adjustments for earnings and losses, and credited to a separate subaccount (the “Grandfathered Account”) and will be administered in accordance with the terms of the Grandfathered Plan as in effect on October 3, 2004 and the federal income tax law in effect prior to the enactment of Section 409A. The portion of each Participant’s Account earned or vested on or after January 1, 2005 was credited to a separated subaccount (the “Non-Grandfathered Account”). Pursuant to Notice 2007-86, with respect to the period from January 1, 2005 through December 31, 2008, all Non-Grandfathered Accounts will be administered in accordance with Notice 2005-1, other generally applicable Section 409A guidance, and the Company’s good faith interpretation of compliance with Code Section 409A, as documented, in part, in draft plan documents, forms, or communications. Effective January 1, 2009, all Non-Grandfathered Accounts will be administered in accordance with the 2009 Restatement of the Energizer Holdings, Inc. Deferred Compensation Plan (“Plan”). A Participant’s benefit will be comprised of his or her Grandfathered Account under the Grandfathered Plan and his or her Non-Grandfathered Accounts under the Plan.

1.2 “Top Hat” Retirement Benefit Plan.

     The Plan is intended to be a nonqualified unfunded deferred compensation plan. The Plan is maintained for Directors and for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Code Section 401. The Plan is intended to comply with the requirements of Section 409A of the Code.

1.3 Effective Date.

     This amendment and restatement of the Plan is effective as of January 1, 2009, except as otherwise provided.

1.4 Administration.

     The Plan shall be administered by the Committee described in Article VIII.

ARTICLE II

Definitions and Construction

2.1 Definitions.

     For purposes of the Plan, the following words and phrases, whether or not capitalized, shall have the respective meanings set forth below, unless the context clearly requires a different meaning:

     (a) “Account” means the bookkeeping account maintained on behalf of each Participant pursuant to Article VI that is credited with Base Salary Deferrals, Bonus Deferrals, Matching Contributions, and Director Fee Deferrals pursuant to Article IV, amounts allocated to the Participant’s dividend equivalents as described in Section 6.3, interest equivalents, if applicable, and equivalents of earnings, if any, distributed with respect to other investment funds whose results are reflected in measurement funds offered pursuant to the Plan. Statements of Accounts issued to Participants also will reflect the market value of investment funds selected by the Participants for their Accounts, as of the appropriate Valuation Date. The market value of a particular investment fund in a Participant’s Account will be determined as of the appropriate Valuation Date at the time of distribution or transfer to another investment fund in the Plan, notwithstanding that the market value attributed to such investment funds may vary from day to day. For purposes of the 2009 Restatement of the Plan, “Account” means a Participant’s Non-Grandfathered Account.

     (b) “Acquiring Person” means any person or group of Affiliates or Associates who is or becomes the beneficial owner, directly or indirectly, of shares representing 20% or more of the total votes of the outstanding stock entitled to vote at a meeting of shareholders.

     (c) “Affiliate” or “Associate” shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     (d) “Base Salary” means, with respect to an Employee, the annual cash compensation relating to services performed during any calendar year, whether or not actually paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily or mandatorily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company and any Subsidiary and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) pursuant to plans established by the Company or Subsidiary; provided however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

     (e) “Base Salary Deferral” means the amount of a Participant’s Base Salary that the Participant elects to have withheld on a pre-tax basis from his or her Base Salary and credited to his or her Account pursuant to Section 4.1. Effective January 1, 2009, Base Salary Deferrals will no longer be permitted under the Plan.

     (f) “Beneficial Owner” shall mean a person who shall be deemed to have acquired “beneficial ownership” of, or to “beneficially own,” any securities:

          (i) which such person or any of such person’s Affiliates or Associates beneficially owns, directly or indirectly;

          (ii) which such person or any of such person’s Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of currently exercisable conversion or exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (b) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

          (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of such person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any securities of Company.

     Notwithstanding anything in this definition of “Beneficial Owner” to the contrary, the phrase “then outstanding,” when used with reference to a person’s beneficial ownership of securities of Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially hereunder.

     (g) “Beneficiary” means the person or entity designated by the Participant to receive benefits which may be payable on or after the Participant’s death in accordance with Section 7.4.

     (h) “Board” means the Board of Directors of the Company.

     (i) “Bonus Compensation” means the amount awarded to a Participant for a Plan Year under any bonus plan maintained by the Company and/or a Subsidiary which the Committee permits to be deferred under the Plan.

     (j) “Bonus Deferral” means the amount of a Participant’s Bonus Compensation that the Participant elects to have withheld on a pre-tax basis from his or her Bonus Compensation and credited to his or her Account pursuant to Section 4.1.

     (k) “Cause” means willful breach or failure by the Participant to perform his or her employment duties.

     (l) “Change of Control” means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

          (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) as currently in effect, of the Exchange Act) is or becomes a “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of securities representing 20% or more of the total voting power of all of the Company’s then outstanding voting securities. For purposes of this Plan, the term “person” shall not include: (A) the Company or any corporation of which 50% or more of the voting stock is owned, directly or indirectly, by the Company (individually, a "Subsidiary" and collectively "Subsidiaries"), (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, or (C) an underwriter temporarily holding securities pursuant to an offering of said securities;

          (ii) during any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

          (iii) the stockholders of the Company approve a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the “beneficial owners” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act) of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, securities representing more than 50% of the total voting power of the then outstanding voting securities of the corporation resulting from such Business Combination or the parent of such corporation (the “Resulting Corporation”); (ii) no “person” (as such term is used in Section 13(d) and 14(d)(2), as currently in effect, of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Resulting Corporation, is the “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of voting securities representing 20% or more of the total voting power of then outstanding voting securities of the Resulting Corporation; and (iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination;

          (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

          (v) any other event that a simple majority of the Board, in its sole discretion, shall determine constitutes a Change of Control.

     (m) “Code” means the Internal Revenue Code of 1986, as amended, and all valid regulations thereunder.

     (n) “Committee” means the Energizer Plans Administrative Committee which administers the Plan in accordance with Article VIII.

     (o) “Company” means Energizer Holdings, Inc. and any successor thereto.

     (p) “Continuing Director” means any member of the Board, while such person is a member of such Board, who is not an Affiliate or Associate of an Acquiring Person or of any such Acquiring Person’s Affiliate or Associate and was a member of such Board prior to the time when such Acquiring Person became an Acquiring Person, and any successor of a Continuing Director, while such successor is a member of such Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any Affiliate or Associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

     (q) “Controlled Group” means all corporations or business entities that are, along with the Company, members of a controlled group of corporations or businesses, as defined in Sections 414(b) and 414(c) of the Code, or a member of an affiliated service group, as defined in Section 414(m) of the Code, except that the language “at least 50 percent” is used instead of “at least 80 percent” in applying the rules of Sections 414(b) and 414(c).

     (r) “Deferral Period” means the period of time for which a Participant elects to defer receipt of his or her Base Salary Deferrals and Bonus Deferrals credited to such Participant’s Account for a Plan Year. A Participant’s election of a Deferral Period made with respect to such Base Salary Deferrals and Bonus Deferrals for a Plan Year shall apply to Matching Contributions with respect to such Bonus Deferrals for such Plan Year. A Participant who is a Director may not elect a Deferral Period with respect to Director Fee Deferrals.

     (s) “Deferrals” means (i) with respect to a Participant who is an Employee, Base Salary Deferrals and/or Bonus Deferrals, and (ii) with respect to a Participant who is a Director, Director Fee Deferrals.

     (t) “Deferred Compensation Agreement” means the written agreement or electronic means by which a Participant elects the amount of Deferrals for a Plan Year, the Deferral Period, the deemed investment and the form of payment for the Deferrals and Matching Contributions, allocated to such Participant’s Account for a Plan Year. A Participant’s election with respect to the deemed investment and form of payment of Salary Deferrals and Bonus Deferrals shall apply to the Matching Contributions with respect to such Bonus Deferrals for such Plan Year. A Participant who is a Director may not elect a form of payment or Deferral Period with respect to his or her Director Fee Deferrals.

     (u) “Director” means any member of the Board or any member of the board of directors of a Subsidiary who is not an officer or Employee of the Company and/or a Subsidiary.

     (v) “Director Fee Deferrals” means the amount of Director Fees which a Participant elects to have withheld or which the Company mandatorily withholds on a pre-tax basis from his or her Director Fees and credited to his or her Account pursuant to Section 4.1.

     (w) “Director Fees” means the amount of cash paid to a Director, including but not limited to board of director fees, committee fees, annual retainer director fees and such other amounts paid to a Director, for services as a Director of the Company or a Subsidiary.

     (x) “Disability” means the inability of the Participant to perform the duties of his or her own occupation because of illness or injury of unavoidable cause.

     (y) “Effective Date” means January 1, 2009, the effective date of this amendment and restatement of the Plan, except as otherwise provided.

     (z) “Employee” means any individual who is classified by the Company or a Subsidiary, and reported on the payroll records of the Company or a Subsidiary, as a common law employee of the Company or a Subsidiary, regardless of such individual’s status under common law, including whether such individual is or has been determined by a third party (including, without limitation, a government agency or board or court or arbitrator) to be an employee of the Company or any Subsidiary for any purpose, including, for purposes of any employee benefit plan of the Company or any Subsidiary (including this Plan) or for purposes of federal, state, or local tax withholding, employment tax, or employment law. No individual shall be retroactively reclassified as an Employee.

(aa) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(bb) “Good Reason” means any of the following: assignment of duties inconsistent with the Employee’s status or diminution in status or responsibilities from that which existed prior to the Change of Control; reduction in the Employee’s annual salary; failure of the acquiror to pay any bonus award to which the Employee was otherwise entitled, or to offer the Employee incentive compensation, stock options or other benefits or perquisites which are offered to similarly situated employees of the acquiror; relocation of the Employee’s primary office to a location greater than fifty (50) miles from his or her existing office; any attempt by the acquiror to terminate the Employee’s employment in a manner other than as expressly permitted by the Change of Control agreement(s); or the failure by the acquiror to expressly assume the Company’s obligations under the Change of Control agreement(s).

(cc) “Grandfathered Account” means the vested portion of a Participant’s Account as of December 31, 2004, as adjusted for earnings or losses.

(dd) “Market Value” means the closing price of the Stock as reported by the New York Stock Exchange on the date in question, or, if the Stock is not quoted or if the Stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or if the Stock is not listed on any such exchange, the closing bid quotation with respect to a share of Stock on the date in question on the NASDAQ Stock Market National Market System or any system then in use, or if no such quotation is available, the fair market value on the date in question of a share of Stock as determined by a majority of the Continuing Directors in accordance with regulations under Code Section 409A; provided, however, that the date in question for purposes of crediting Bonus Deferrals of Incentive Plan bonus payments and Company Matching Contributions thereon will be November 15, that the date in question for purposes of crediting Salary Deferrals will be the date the salary would otherwise have been paid, that the date in question for purposes of crediting Director Fee Deferrals will be the date the Director Fee would otherwise have been paid, and that the date in question for purposes of crediting Company Matching Contributions on Director Fee Deferrals will be the last day of the calendar year.

(ee) “Matching Contribution” means the amount of the contributions made by the Company and/or a Subsidiary on behalf of a Participant who elects to make Bonus Deferrals to the Plan for a Plan Year, subject to the provisions of Section 4.4.

(ff) “Non-Grandfathered Account” means (i) the portion of a Participant’s Account that became vested on or after January 1, 2005, as adjusted for earnings and losses, and (ii) contributions for periods on or after January 1, 2005, as adjusted for earnings and losses.

(gg) “Participant” means each Employee who has been selected for participation in the Plan and each Director who has become a Participant pursuant to Article III.

(hh) “Plan” means the 2009 RESTATEMENT OF ENERGIZER HOLDINGS, INC. DEFERRED COMPENSATION PLAN, as amended from time to time.

(ii) “Plan Year” means the twelve-consecutive month period commencing January 1 of each year and ending on December 31, except that the first Plan Year shall be the period beginning on April l, 2000 and ending on December 31, 2000.

(jj) “Retirement” means (i) with respect to a Participant who is an Employee, the date such Participant incurs a voluntary Termination of Employment on or after attaining age 55 and 10 years of service (as determined under the terms of the Energizer Holdings, Inc. Retirement Plan), and (ii) with respect to a Participant who is a Director, the date such Director resigns or is removed as a Director of the Company and Subsidiaries following attainment of age 70.

(kk) “Stock” means shares of the Company’s common stock, par value $.0l per share, which consists of shares of a class of common stock designated as Energizer Common Stock (“ENR Stock”) or any such other security outstanding upon the reclassification or redesignation of the Company’s ENR Stock or any other outstanding class or series of common stock of the Company, including, without limitation, any stock split-up, stock dividend, creation of tracking stock, or other distributions of stock in respect of stock, or any reverse stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate, or any other transaction, whether or not with or into or otherwise involving an Acquiring Person.

(ll) “Stock Unit” means a stock unit that is equivalent to one share of Stock.

(mm) “Stock Unit Fund” means the Energizer Common Stock Unit Fund.

(nn) “Subsidiary” means any domestic corporation in which the Company owns, directly or indirectly, 50% or more of the voting stock.

(oo) “Termination for Cause” means a Participant’s termination of employment with the Company and its Subsidiaries because the Participant willfully engaged in gross misconduct; provided, however, that a “Termination for Cause” shall not include a termination attributable to: (i) poor work performance, bad judgment or negligence on the part of the Participant; or (ii) an act or omission reasonably believed by the Participant in good faith to have been in or not opposed to the best interests of his or her employer and reasonably believed by the Participant to be lawful.

(pp) “Termination of Employment” means termination of employment from the Controlled Group, as determined in accordance with rules set forth in IRS regulations under Code Section 409A (generally a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period); provided, however, to the extent permitted by the regulations issued under Code Section 409A, a “Termination of Employment” does not occur if a Participant is on a military leave, sick leave or other bona fide leave of absence granted by the Company or a Subsidiary.

(qq) “Termination of Service” means termination of service as a Director with respect to all entities in the Controlled Group, as determined in accordance with rules set forth in IRS regulations under Code Section 409A.

(rr) “Trust” means the fund, if any, established in consequence of and for the purpose of the Plan, to be held in trust by the Trustee, from which Trust benefits under the Plan may be paid.

(ss) “Trust Agreement” means the Trust under the Energizer Holdings, Inc. Deferred Compensation Plan made and entered into by the Company with the Trustee pursuant to the Plan, as said Trust Agreement may be amended from time to time.

(tt) “Trustee” means any person, persons or corporation designated by the Company from time to time to hold, invest and disburse, in accordance with the Plan and Trust Agreement, the assets of the Plan.

(uu) “Valuation Date” means each business day that the New York Stock Exchange is open for business, unless changed by the Committee, and each special valuation date designated by the Committee.

2.2 Number and Gender.

     Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3 Headings.

     The headings of Articles and Sections herein are included solely for convenience and do not bear on the interpretation of the text. If there is any conflict between such headings and the text of the Plan, the text shall control. As used in the Plan, the terms “Article” and “Section” mean the text that accompanies the specified Article or Section of the Plan.

ARTICLE III

Participation and Eligibility

3.1 Eligibility.

     (a) Employees - The Committee shall select who is eligible to participate in the Plan from among the management or highly compensated Employees of the Company and its Subsidiaries who are subject to the income tax laws of the United States. In making its selections hereunder, the Committee shall take into consideration the nature of the services rendered or to be rendered to the Company and its Subsidiaries by an Employee, his or her present and potential contribution to the success of the Company and its Subsidiaries, and such other factors as the Committee deems relevant in accomplishing the purposes of the Plan. The Committee shall notify each Participant of his or her selection as a Participant.

     (b) Directors - A Director is eligible to participate in the Plan.

3.2 Participation.

     An Employee or Director shall become a Participant effective as of the January 1 following the date the Committee determines his or her eligibility. Subject to the provisions of Section 3.3, a Participant shall remain eligible to continue participation in the Plan for each Plan Year following his or her initial year of participation in the Plan. The terms of the Plan shall govern the benefits, if any, payable to the Participant or his or her Beneficiary, except as otherwise provided in the Participant’s Deferred Compensation Agreement.

3.3 Duration of Participation.

     (a) Employee - A Participant who is an Employee shall cease to be a Participant as of the date on which he or she incurs a Termination of Employment or the last day of the Plan Year in which the Committee terminates such Participant’s participation in the Plan, whichever date is earliest.

     If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with the provisions of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion to prevent the Participant from making future deferral elections in future Plan Years.

     (b) Director - A Participant who is a Director shall cease to be a Participant as of the date on which he or she incurs a Termination of Service or the last day of the Plan Year in which the Committee terminates such Participant’s participation in the Plan, whichever date is earliest.

ARTICLE IV

Deferral and Matching Contributions

4.1 Deferrals by Participants.

     (a) Deferral Elections by Participants – Except as provided in Section 4.3, before the first day of each Plan Year, a Participant may file with the Committee a Deferred Compensation Agreement pursuant to which such Participant elects to make Deferrals for such Plan Year. Any such Participant election shall be subject to any maximum or minimum percentage or dollar amount limitations and to any other rules prescribed by the Committee in its sole discretion prior to the commencement of such Plan Year; provided however, that the Nominating and Executive Compensation Committee of the Board shall approve the deferral elections made each year by a Participant who is an executive officer as defined in the Securities Exchange Act of 1934 and regulations promulgated thereunder.

     (b) Crediting of Deferral Amounts - Bonus Deferrals will be credited to the Account of each Participant as soon as administratively feasible after such Bonus Compensation otherwise would have been paid to the Participant in cash, provided that the Participant is an Employee as of such date. A Participant who incurs a Termination of Employment before his or her Bonus Compensation would have been paid in cash will be paid his or her Bonus Deferral in cash. Director Fee Deferrals will be credited to the Account of each Participant as soon as administratively feasible after such Director Fees otherwise would have been paid to the Participant in cash, provided that the Participant is a Director as of such date. A Participant who incurs a Termination of Service before his or her Director Fees would have been paid in cash will be paid his or her Director Fee Deferrals in cash.

     (c) Cessation of Base Salary Deferrals – Effective January 1, 2009, Base Salary Deferrals will no longer be permitted under the Plan.

4.2 Effective Date of Deferred Compensation Agreement.

     Except as provided in Section 4.3, a Participant’s Deferred Compensation Agreement shall be effective as of the first day of the Plan Year to which it relates. If a Participant fails to complete a Deferred Compensation Agreement on or before the date the Participant commences participation in the Plan or the first day of any Plan Year, the Participant shall be deemed to have elected not to make Deferrals for such Plan Year (or remaining portion thereof if the Participant enters the Plan other than on the first day of a Plan Year).

4.3 Modification or Revocation of Election of Participant.

     Except as otherwise provided in this Section 4.3, a Participant may not discontinue or change the amount of his or her Deferrals during a Plan Year and may not make, modify, or revoke a Deferral Election retroactively. A Participant may, however, cancel a deferral election because of a hardship distribution from the Energizer Holdings, Inc. Savings Investment Plan pursuant to Treas. Reg. §1.401(k)-1(d)(3).

4.4 Matching Contributions.

     For each Plan Year, the Company and/or its Subsidiaries shall make a Matching Contribution with respect to the Bonus Deferrals of a Participant; provided however, that (i) the amount of such Matching Contributions for each Plan Year shall be an amount equal to 25% of the Participant’s Bonus Deferrals for such Plan Year; (ii) no Matching Contribution shall be made with respect to a Participant’s Bonus Deferral if such Participant incurs a Termination of Employment before the Bonus Compensation which he or she elected to defer would have been paid in cash, and (iii) such Bonus Deferrals by Employees for such Plan Year must be invested in the Stock Unit Fund as provided in Section 6.3 for a period of not less than twelve (12) months beginning on the date such Bonus Deferrals are credited to such Participant’s Account in order to be entitled to such Matching Contribution as described below. Matching Contributions with respect to Bonus Deferrals invested in the Stock Unit Fund shall be credited to the Account of a Participant as of the date such Bonus Deferrals are credited to the Participant’s Account; provided however, Matching Contributions proportionately attributable to Bonus Deferrals that are withdrawn by a Participant from the Stock Unit Fund within twelve (12) months beginning on the date such Bonus Deferrals are credited to such Participant’s Account, shall be forfeited by such Participant. Anything contained herein to the contrary notwithstanding, the Nominating and Executive Compensation Committee of the Board shall approve the Matching Contribution, if any, made with respect to a Participant who is an executive officer as defined in the Securities Exchange Act of 1934 and regulations promulgated thereunder.

     For each Plan Year, the Company shall make a Matching Contribution with respect to a Participant’s Director Fee Deferrals for such Plan Year. Effective January 1, 2004, the amount of such Matching Contribution shall be an amount equal to 33 1/3% of the Director Fee Deferrals for such Plan Year. The Matching Contribution made with respect to a Participant’s Director Fee Deferrals for a Plan Year shall be made as of December 31st of such year.

4.5 Mandated Deferrals.

     If the Committee mandates the deferral of any compensation in order to preserve the deductibility of such compensation when paid, under Code Section 162(m), such amounts shall remain deferred until the first calendar year in which the Committee reasonably anticipates that the deduction of such payment will not be barred by application of Code Section 162(m). Such mandated deferrals shall not be entitled to a Matching Contribution and shall be paid in a lump sum.

4.6 Deferral Periods.

     (a) Employees - A Participant who is an Employee must specify on the Deferred Compensation Agreement, the Deferral Period for the Deferrals for the Plan Year to which the Deferred Compensation Agreement relates. A Participant shall elect one of the Deferral Period options as follows: (1) a Deferral Period of at least three (3) years pursuant to which a distribution is made within sixty (60) days of the January 1 immediately following the end of the Deferral Period, or (2) a Deferral Period ending on the sixth month anniversary of the date of the Participant’s Termination of Employment.

     (b) Directors - A Participant who is a Director may not elect a Deferral Period with respect to Director Fee Deferrals. Payment of such Director Fee Deferrals shall be made in accordance with the provisions of Section 7.1.

ARTICLE V

Vesting

5.1 Vesting in Base Salary Deferrals, Bonus Deferrals, and Director Fee Deferrals.

     A Participant shall always be 100% vested in the amounts allocated to his or her Account attributable to his or her Base Salary Deferrals, Bonus Deferrals and Director Fee Deferrals.

5.2 Vesting in Matching Contributions.

     (a) Employees - A Participant who is an Employee shall become 100% vested in the amounts allocated to his or her Account attributable to his or her Matching Contributions for a Plan Year, upon the expiration of thirty-six (36) months beginning on the first day of the first full month following the date such Matching Contributions are credited to his or her Account. In the event such Participant incurs a Termination of Employment, the amounts allocated to his or her Account attributable to his or her Matching Contributions in which such Participant is vested shall be determined as of the date of such Termination of Employment unless otherwise provided in paragraph (b) of this Section 5.2.

     (b) Notwithstanding the foregoing, a Participant who is an Employee shall become 100% vested in the amounts allocated to his or her Account attributable to his or her Matching Contributions upon the Participant’s Retirement, death, Disability, involuntary Termination of Employment (other than Termination for Cause) or upon a Change of Control if the Participant incurs a Termination of Employment within twelve (12) months following such Change of Control, and if such Termination of Employment is by the Participant for Good Reason, or such Termination of Employment is by the Company or a Subsidiary, for any reason other than for Cause.

     (c) Directors - A Participant who is a Director, shall always be 100% vested in the amounts allocated to his or her Account attributable to his or her Matching Contributions.

ARTICLE VI

Accounts

6.1 Establishment of Bookkeeping Account.

     Separate bookkeeping Accounts shall be maintained for each Participant. For a Participant with benefits under the Grandfathered Plan, the Account shall be referred to as the Grandfathered Account. For a Participant with benefits under the Plan, the Account shall be referred to as the Non-Grandfathered Account. Each Non-Grandfathered Account shall be credited with the Deferrals made by the Participant pursuant to Section 4.1 and the Matching Contributions made by the Company or a Subsidiary pursuant to Section 4.4. Grandfathered and Non-Grandfathered Accounts also shall reflect the investment results described in Section 6.3.

6.2 Subaccounts.

     Within each Participant’s bookkeeping Accounts, separate subaccounts may be maintained to the extent necessary for the administration of the Plan. For example, it may be necessary to maintain separate subaccounts where the Participant has specified different Deferral Periods, methods of payment or investment directions with respect to his or her Deferrals for different Plan Years.

6.3 Investment of Account.

     A Participant shall elect to invest the amounts credited to his or her Account in such measurement funds as are selected by the Committee in its sole discretion, including but not limited to the Stock Unit Fund. The Committee may change or eliminate such measurement funds from time to time. The investment of such funds, or change in such investments, shall be made in accordance with such rules and procedures established by the Committee.

     A Participant’s Account shall consist of a cash subaccount and a stock subaccount. Amounts allocated to the cash subaccount shall be invested in investments other than Stock Units. Amounts allocated to the stock subaccount shall be maintained as Stock Units. A Participant shall elect on his or her Deferred Compensation Agreement the portion of his or her Deferrals for a Plan Year that will be allocated to a cash subaccount and to the stock subaccount. The balance of a Participant’s Account as of any date is the aggregate of the cash subaccount and the stock subaccount as of such date. The balance of each cash subaccount shall be expressed in United States dollars. The balance of each stock subaccount shall be expressed in the numbers of shares of Stock deemed allocated to such subaccount, with fractional shares of Stock calculated to three decimal places. The number of Stock Units allocated to the stock subaccount as of any date shall be equal to the quotient of the amount allocated to the stock subaccount divided by the Market Value on such date. Upon the occurrence of any stock split-up, stock dividend, issuance of any tracking stock, combination or reclassification with respect to any outstanding series or class of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, the number of Stock Units in each stock subaccount shall, to the extent appropriate as determined by the Committee in its sole discretion, be adjusted accordingly. To the extent dividends on any class or series of outstanding Stock are paid, dividend equivalents and fractions thereof shall be calculated with respect to balances of such Stock equivalents in the Participant’s stock subaccount, converted to additional equivalents of such Stock and credited to the Participant’s stock subaccount as of the dividend payment dates. The number of Stock equivalents to be credited as of each such date shall be determined by dividing the amount of the dividend equivalent by the Market Value of the relevant Stock on the dividend payment date. The Participant’s stock subaccount shall continue to earn such dividend equivalents until fully distributed.

     Matching Contributions must be invested in the Stock Unit Fund for a period of not less than thirty-six (36) months beginning on the date such Matching Contributions are credited to a Participant’s Account.

     Director Fee Deferrals for a Plan Year must be invested in the Stock Unit Fund for the balance of such Plan Year or, if less, for the portion of the Plan Year during which the Participant serves as a Director.

     As of each Valuation Date, a Participant’s Account shall be valued in accordance with this Section and any rules and procedures established by the Committee.

6.4 Hypothetical Nature of Account.

     The Account established under this Article VI shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts (or subaccounts) established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company or Subsidiary for which the Participant worked when the Deferrals or Matching Contributions were made. Any liability of the Company or Subsidiary to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company and/or any Subsidiary, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and/or any Subsidiary and a Participant or any other person.

ARTICLE VII

Payment of Account

7.1 Timing of Distribution of Benefits; Designated Payment Date.

     (a) Employees - With respect to a Participant who is an Employee, the amounts allocated to a Participant’s Account attributable to Deferrals and vested Matching Contributions for a Plan Year shall be distributed (or begin to be distributed, in the case of annual installment payments) to such Participant on the earlier of (i) a date within sixty (60) days of the January 1 immediately following the last day of the Deferral Period for such Plan Year, or (ii) the sixth month anniversary of the Participant’s Termination of Employment.

     (b) Directors - With respect to a Participant who is a Director, distribution of the Participant’s Account shall be made within sixty (60) days after the date the Participant incurs a Termination of Service, provided that the Director may not specify the calendar year of payment.

7.2 Adjustment of Account Upon a Distribution.

     Upon a distribution pursuant to this Article VII, the distributable portion of a Participant’s Account shall be determined as of the Valuation Date immediately preceding the date of the distribution to be made and shall be credited with declared dividends, if any, and adjusted for investment results which have accrued to the date of distribution but which have not been allocated to his or her Account.

7.3 Form of Payment or Payments.

     The amounts allocated to a Participant’s Account attributable to Deferrals and vested Matching Contributions, made to the Plan for a Plan Year, shall be distributed to the Participant specified as follows:

     (a) Lump Sum Payment – A Participant who is an Employee may elect to have his or her benefit paid in a lump sum payment as elected in his or her Deferred Compensation Agreement at the time specified in Section 7.1(a). A Participant who is a Director shall receive payment of his or her Account in a lump sum payment at the time specified in Section 7.1(b).

     (b) Annual Installment Payment – A Participant who is an Employee may elect in his or her Deferred Compensation Agreement to have his or her benefit paid in a series of annual installment payments. For purposes of Section 409A and the regulations thereunder, annual installment payments made pursuant to a Participant’s election in a Deferred Compensation Agreement shall be treated as a single payment. If a benefit is to be paid in a series of annual installment payments, the annual installment payments may be made for a period equal to five (5) or ten (10) years, as elected by the Participant in his or her Deferred Compensation Agreement. The first installment will be paid at the time specified in Section 7.1(a). Subsequent annual installment payments shall be paid on January 1 of each year. The amount of each annual installment payment shall be calculated by multiplying the total amount to be distributed to such Participant by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual installment payments to be made to the Participant.

     (c) Change in Election of Method of Payment. Anything contained herein to the contrary notwithstanding, a Participant shall be permitted to change the form of payment initially elected in a Deferred Compensation Agreement provided that (i) such election will not take effect until 12 months after the date on which the election is made; (ii) the payment with respect to which such election is made will be deferred for an additional 5 years after the date such payment would otherwise have been made; and (iii) such election must be made at least 12 months before the date the payment would otherwise have been made. No Participant may change the form of payment initially elected more than once.

     (d) Failure to Elect. If a Participant does not elect the form of payment in his or her Deferred Compensation Agreement, his or her benefit shall be paid in the form of a lump sum payment.

7.4 Death Benefits

     (a) Employees – Notwithstanding any other provision of this Article VII, in the event a Participant who is an Employee dies before his or her benefit commences to be paid to him or her, the total amount allocated to the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary. In the event a Participant who is an Employee or who was an Employee and who has terminated employment, dies after his or her benefit commences to be paid to him or her, the remainder of his or her vested Account shall be paid in a lump sum to the Participant’s Beneficiary. If no Beneficiary is designated, then benefits shall be paid in a lump sum within ninety (90) days following the date of death as provided in Section 7.5, provided that the Beneficiary may not specify the calendar year of payment.

     (b) Directors - In the event a Participant who is a Director dies, the amount credited to the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum within ninety (90) days following the date of death, provided that the Beneficiary may not specify the calendar year of payment.

     (c) Distribution pursuant to this Section 7.4 shall be made within ninety (90) days following the date of death.

7.5 Designation of Beneficiaries.

     A Participant may designate the Beneficiary or Beneficiaries to whom his or her benefit under the Plan shall be paid if he or she dies before receiving complete payment of such benefit. A Beneficiary designation (i) must be made on a beneficiary designation form provided by the Committee, (ii) shall be effective on the date such designation form is actually received by the Committee, and (iii) shall revoke all prior designations made by the Participant. A Beneficiary designation form received by the Committee after the date of the Participant’s death shall be null and void. If a Participant has not designated a Beneficiary, if no designated Beneficiary survives the Participant or if the Beneficiary designation is legally invalid for any reason, then, the Participant’s Beneficiary shall be the Participant’s executor or administrator, or his or her heirs at law if there is no administration of such Participant’s estate. If the Committee is in doubt as to the right of any such Beneficiary to receive any benefits under the Plan, it may pay such benefits, in its sole and absolute discretion, to the legal representative of the Participant’s estate, and upon such payment neither the Committee, the Company, nor the Plan shall have further liability for such payment.

7.6 Unclaimed Benefits.

     In the case of a benefit payable on behalf of such Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Committee’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.

7.7 Withdrawal.

     (a) A Participant (or, after a Participant’s death, his or her Beneficiary) may request a withdrawal of all or a portion of his or her vested Account on account of a severe financial hardship in accordance with such rules and procedures prescribed by the Committee. The Participant (or his or her Beneficiary) shall be paid the withdrawal amount as soon as practicable after the Committee approves his or her request. The payment of this withdrawal amount shall not be subject to the deduction limitation under Code Section 162(m).

     (b) If the Committee determines that a Participant has incurred a severe financial hardship, the Committee may make a cash distribution to the Participant of the portion of the vested balance of his or her Account needed to satisfy the severe financial hardship (including taxes reasonably anticipated as a result of such distribution), to the extent that the severe financial hardship may not be relieved:

          (1) Through reimbursement or compensation by insurance or otherwise; or

          (2) By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

     (c) A “severe financial hardship” is a Participant’s need for a distribution, as determined by the Committee, resulting from:

          (1) A sudden and unexpected illness or accident of the Participant or of a dependent or close family member of the Participant;

          (2) Loss of the Participant’s property due to casualty;

          (3) Any other events specified as “unforeseeable emergencies” under Code Section 409A and the regulations and guidance thereunder;

          (4) Other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as permitted under Code Section 409A.

     The Committee shall determine whether the Participant has satisfied the requirements of this Section 7.7. The Committee may decline a request for a distribution under this Section 7.7 if the Committee determines that such distribution is not in the best interests of the Company. All determinations made by the Committee pursuant to this Section 7.7 shall be binding on all parties.

7.8 Offset of Benefit By Certain Amounts

     The Committee, in its sole and absolute discretion, may offset any benefit payable to a Participant or Beneficiary pursuant to this Article VII by any amounts the Participant or Beneficiary may owe the Company and/or any Subsidiary or any amounts the Participant or Beneficiary may owe any employee benefit plan maintained by the Company and/or Subsidiary, provided that such debt is incurred in the ordinary course of the employment or service relationship between the Participant and the Company or any Subsidiary and the entire amount of reduction in any calendar year does not exceed $5,000.

ARTICLE VIII

Administration

     The Plan shall be administered by the Committee. The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Directors, Participants, and Beneficiaries. The Committee shall also have the duty and power to interpret the Plan to determine all questions that may arise hereunder as to the determination of whether the individual is an Employee. The Committee may exercise the powers hereby granted in its sole and absolute discretion. The interpretation of the Plan or other action of the Committee made in good faith in its sole discretion shall be subject to review only if such an interpretation or other action is without a rational basis. Any review of a final decision or action of the Committee shall be based only on such evidence presented to or considered by the Committee at the time it made the decision that is the subject of the review. The Company and any Subsidiary whose Employees are covered by the Plan and any Employee or Director who is or may be covered by the Plan hereby consent to actions of the Committee made in its sole discretion and agree to be bound by the narrow standard of review prescribed in this Section. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct. The Committee may delegate its administrative responsibilities to any Employee of the Company provided such designation is in writing.

ARTICLE IX

Amendment and Termination

     The power to amend, modify or terminate the Plan in whole or in part and at any time is reserved to the Committee and to the Board or its delegate. Notwithstanding the foregoing, (a) no amendment or modification which would reasonably be considered to be adverse to a Participant or Beneficiary may apply to or affect the terms of any deferral of compensation that was approved prior to the effective date of such amendment or modification without the consent of the Participant or Beneficiary affected thereby, and (b) the termination of the Plan shall not affect the Deferred Compensation Agreements then in effect, except that no additional amounts may be deferred by Participants to the Plan after the date of termination of the Plan.

     The Committee may terminate the Plan, and distribute all vested accrued benefits, subject to the restrictions set forth in Treas. Reg. §1.409A-3(j)(4). A termination of the Plan must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

ARTICLE X

General Provisions

10.1 Non-Alienation of Benefits.

     No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit under this Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or Beneficiary becomes bankrupt, or attempts to anticipate, alienate, sell, assign, pledge, encumber, or change any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper. Notwithstanding anything in this Section to the contrary, the Committee may comply with a qualified domestic relations order as defined in Code section 414(p); provided however, that for purposes of this Section 10.1, (i) the provisions of Code section 414(p)(9) shall be disregarded and shall have no force and effect in applying the provisions of Code section 414(p), and (ii) the provisions of Code section 414(p)(4) shall be disregarded when making a determination whether a domestic relations order is a qualified domestic relations order so that no order shall be considered to be a qualified domestic relations order if it requires an amount to be paid to an alternate payee before the earlier of (A) the date the Participant begins to receive benefits under the Plan, or (B) the date of the Participant’s death. Anything contained herein to the contrary notwithstanding, benefits payable from the Plan under this Section 10.1 to an alternate payee pursuant to a qualified domestic relations order shall be paid only in the form of a lump sum payment. The Committee may establish procedures similar to those described in Code sections 414(p)(6) and (7), in lieu of the procedures set forth in Code sections 414(p)(6) and (7), for evaluating domestic relations orders and for handling benefits while domestic relations orders are being evaluated.

10.2 Contractual Right to Benefits Funding.

     The Plan creates and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company. The benefits to which a Participant is entitled under the Plan shall be paid from the general assets of the Company or from the Trust that may be established or maintained to provide such benefits.

     If a Trust is established and maintained, amounts deposited with the Trustee shall be held and disposed of in accordance with the terms of the Trust Agreement and payments made under the terms of the Trust Agreement shall be in satisfaction of claims against the Company under the Plan. Nothing in the Plan or Trust Agreement shall relieve the Company of its liabilities to pay amounts under the Plan except to the extent that such liabilities are met from the use of the assets held in Trust.

10.3 Indemnification and Exculpation.

     The members of the Committee and their agents, and the officers, directors and employees of the Company and any Subsidiary shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

10.4 No Employment Agreement.

     The Plan is not a contract of employment, and participation in the Plan shall not confer on any Employee the right to be retained in the employ of the Company and/or any Subsidiary.

10.5 Claims and Appeals Procedures.

     A Participant or Beneficiary may claim any benefit to which he or she is entitled under this Plan by a written notice to the Committee. If a claim is denied, it must be denied within ninety (90) days after receipt of the claim, unless special circumstances require an extension. If an extension is necessary, the extension shall not be longer than an additional ninety (90) days. Any denial shall be in a written notice stating the following:

     (a) The specific reason for the denial.

     (b) Specific reference to the Plan provision on which the denial is based.

     (c) Description of additional information necessary for the claimant to present his or her claim, if any, and an explanation of why such material is necessary.

     (d) An explanation of the Plan’s claims review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

     If the Committee does not deny the claim within the time specified above, the claimant may commence action in state or federal court.

     The claimant will have sixty (60) days to request a review of the denial by the Committee, which will provide a full and fair review. The request for review must be in writing delivered to the Committee. The claimant may review pertinent documents, and he or she may submit issues and comments in writing. The decision by the Committee with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond one hundred and twenty (120) days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, shall include specific reasons and refer to specific Plan provisions as to its effect, state that the claimant is entitled to receive upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim, and state that the claimant has a right to bring a civil action under Section 502(a) of ERISA.

     Anything contained herein to the contrary notwithstanding, any claim filed under the Plan and any action brought in state or federal court by or on behalf of a Participant, a Beneficiary or alternate payee for the alleged wrongful denial of Plan benefits or for the alleged interference with ERISA-protected rights must be brought within one (1) year of the date of the Participant’s, the Beneficiary’s or alternate payee’s cause of action first accrues. Failure to bring any such cause of action within this one (1) year time frame shall preclude a Participant, a Beneficiary or alternate payee, or any representative of the Participant, the Beneficiary or alternate payee, from bringing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Section 10.5 shall have no effect on this one (1) year time frame.

10.6 Disability Claims and Appeals Procedures.

     Notwithstanding anything to the contrary in Section 10.5 above, if a determination of Disability must be made in order to decide a claim, the claim shall be considered a Disability claim and shall be subject to the following procedures.

     The Committee shall process each Disability claim and make an initial decision as to the validity of the claim within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim. If the Committee determines that an extension to process the Disability claim is necessary due to matters beyond the control of the Committee, the Committee may extend the 45-day response period for up to thirty (30) days by notifying the claimant, prior to the termination of the initial 45-day period, of the circumstances requiring the extension of time and the date by which it expects to render a decision. If the Committee determines that an additional extension to process the Disability claim is necessary due to matters beyond the control of the Committee, the Committee may extend the response period for up to an additional thirty (30) days by notifying the claimant, prior to the termination of the first 30-day extension period, of the circumstances requiring the extension of time and the date by which it expects to render a decision. An extension notice shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. If the reason for the extension is the claimant’s failure to provide necessary information to decide the claim, the determination period shall be tolled from the date notice of insufficiency is given, until the claimant responds to the notice. The claimant shall have forty-five (45) days within which to provide the specified information.

     A claim denial shall be furnished in writing or electronically. The denial shall inform the claimant of the specific reason or reasons for the denial, refer to the specific Plan provisions on which the denial is based, describe any additional material or information necessary to perfect the claim and explain why the material is necessary, describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of an appeal, refer to any specific guidelines that were relied upon in issuing the denial, or state that such guidelines will be provided to the claimant free of charge upon request.

     If a claimant receives notice from the Committee that a claim for benefits has been denied in whole or in part, the claimant or the claimant’s duly authorized representative may, within one hundred and eighty (180) days after receipt of notice of such denial:

     (a) Make written application to the Committee for a review of the decision. Such application shall be made on a form specified by the Committee and submitted with such documentation as the Committee shall prescribe.

     (b) Review, upon request and free of charge, all documents, records and other information in the possession of the Committee or the Committee which are relevant to the Disability claim.

     (c) Submit written comments, documents, records and other information relating to the claim.

     If review of a decision is requested, such review shall be made by the Committee, which shall review all comments, documents, records, and other information submitted by the claimant relating to the Disability claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee’s review shall not afford deference to the initial adverse benefit determination. The individual(s) conducting the decision on review shall not be the individual(s) who made the initial adverse decision, nor the subordinates of such individual(s).

     In the case of an appeal involving medical judgment, the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The health care professional consulted shall be an individual who is neither an individual who was consulted in connection with the initial denial, nor the subordinate of any such individual.

     The decision on review shall be made within forty-five (45) days after the receipt by the Committee of the request for review. If the Committee determines that an extension to process the appeal is necessary due to special circumstances, the Committee may extend the 45-day response period for up to 45 days by notifying the claimant, prior to the termination of the initial 45-day period, of the circumstances requiring the extension of time and the date by which it expects to render a decision. If the reason for the extension is the claimant’s failure to provide necessary information to decide the appeal, the determination period shall be tolled from the date notice of insufficiency is given, until the claimant responds to the notice.

     Any denial of an appeal shall be furnished in writing or electronically. The denial shall inform the claimant of the specific reason or reasons for the denial, refer to the specific Plan provisions on which the denial is based, state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, state the claimant’s right to bring a civil action under Section 502(a) of ERISA, and refer to any specific guidelines that were relied upon in issuing the denial, or state that such guidelines will be provided to the claimant free of charge upon request.

     Anything contained herein to the contrary notwithstanding, any claim filed under the Plan and any action brought in state or federal court by or on behalf of a Participant, a Beneficiary or alternate payee for the alleged wrongful denial of Plan benefits or for the alleged interference with ERISA-protected rights must be brought within one (1) year of the date of the Participant’s, the Beneficiary’s or alternate payee’s cause of action first accrues. Failure to bring any such cause of action within this one (1) year time frame shall preclude a Participant, a Beneficiary or alternate payee, or any representative of the Participant, the Beneficiary or alternate payee, from bringing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Section 10.5 shall have no effect on this one (1) year time frame.

10.7 Limitation of Action and Choice of Venue

     Before a claimant may bring a legal action against the Plan, the Company, a Subsidiary, or the Committee, the claimant must first complete all steps of the claims and review procedures contained in Sections 10.5 and 10.6, as applicable. After completing all steps of the claims and review procedures contained in Sections 10.5 and 10.6, as applicable, a claimant has one (1) year from the date he or she is notified of the Committee’s final decision to bring such legal action or the right to bring such legal action is lost. Any legal action against the Plan, the Company, a Subsidiary, or the Committee may only be brought in the United States District Court for the Eastern District of Missouri.

10.8 Successor to Company.

     The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform. Accordingly, this Plan and the related Deferred Compensation Agreements shall be binding upon, and the term “Company” shall include any successor or assignee to the business or assets of the Company.

10.9 Severability.

     In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

10.10 Transfer Among Affiliates.

     In the event the employment of a Participant is transferred from the Company to any corporation or other entity that is an affiliate of the Company and that adopts this Plan, or is transferred from one such affiliate to another, the benefits attributable to compensation deferred with respect to each such entity shall be credited to a separate bookkeeping account. Each such entity shall pay the benefit that is reflected in the Participant accounts established with respect to such entity. The Company hereby guarantees payment of the total benefit, regardless of which entity is primarily liable for payment of any portion of such benefit.

10.11 Entire Plan.

     This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

10.12 Payee Not Competent.

     In the event that the Committee shall find that the Participant is unable to care for his or her affairs because of illness or accident, the Committee may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his nor her spouse, a child, a parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

10.13 Tax Withholding.

     The Company shall satisfy any federal, state or local tax withholding obligations (including income taxes and the employee portion of employment taxes) resulting from the payment or vesting of amounts credited to the Participant’s cash subaccount through the reduction of the cash subaccount of the Participant in an amount necessary to satisfy such tax obligations. The Company shall satisfy any federal, state or local tax withholding obligations (including income taxes and the employee portion of employment taxes) resulting from the payment or vesting of amounts credited to the Participant’s stock subaccount through the reduction of the stock subaccount by the number of Stock Units necessary to satisfy such tax obligations.

     In the event the Stock Units credited to a Participant’s stock subaccount are reduced in satisfaction of tax obligations, the number of shares reduced shall be calculated by reference to the Market Value of the Common Stock on the date that such taxes are determined.

10.14 Governing Law.

     To the extent not superseded by the laws of the United States, this Plan shall be construed and governed in accordance with the laws of the state of Missouri. Except where otherwise specifically required by the provisions of ERISA, the Plan, Trustee, Committee, Company or Subsidiary shall be liable to account only in the courts of the State of Missouri.

10.15 Compliance with Code Section 409A.

     No provision of this Plan shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) because of failure to satisfy the requirements of Code Section 409A and the regulations and guidance issued thereunder.

     IN WITNESS WHEREOF, the Company has caused this 2009 Restatement of the Plan to be executed as of __________________________, 2008.

ENERGIZER HOLDINGS, INC.
By:
Its: